1

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  November 24, 1998



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company




Pacific Gas and Electric Company        PG&E Corporation
77 Beale Street, P.O. Box 770000        One Market, Spear Tower, Suite 2400
San Francisco, California  94177        San Francisco, California 94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                   (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events


A.  Electric Industry Restructuring

     1.  Divestiture

On November 24, 1998, Pacific Gas and Electric Company (Utility), the regulated utility subsidiary of PG&E Corporation, announced the sale of three fossil-fueled generating facilities and its geothermal generating facilities to successful bidders in the Utility's second power plant auction. The combined sale proceeds for the four plants total $1.014 billion compared to their combined book value of approximately $592 million (as of September 30, 1998). The successful bidders are Southern Energy, Inc., a subsidiary of the Southern Company, which bid a total of $801 million for the Delta power plants (Pittsburg and Contra Costa)and the Potrero power plant in San Francisco, and FPL Energy, Inc., a subsidiary of FPL Energy Group, which bid a total of $213 million for The Geysers' Lake County and Sonoma County geothermal facilities.

Utility employees will continue to operate and maintain the generating facilities under a two-year Operations and Maintenance agreement with the new owners. In addition, the California Independent System Operator has designated each unit at each of the plants as "must-run."
In addition, on November 19, 1998, the California Public Utilities Commission (CPUC) approved an environmental impact report on the proposed sale of these generating facilities, indicating that the CPUC has no serious concerns that a transfer of ownership of these facilities could cause an environmental hazard.

The sales are subject to final approval by the CPUC, and the transactions are expected to close by the first half of 1999.

Consistent with the terms of the California electric restructuring legislation, any gain from the sale of these generation facilities will be used to offset transition costs associated with the Utility's remaining electric generation facilities and related regulatory assets. Therefore, the Utility and PG&E Corporation do not expect an earnings impact in 1999 associated with any gains on sale from these transactions.

                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                 PG&E CORPORATION
                 and
                 PACIFIC GAS AND ELECTRIC COMPANY

                         LESLIE H. EVERETT
                 By  _________________________
                 LESLIE H. EVERETT
                 Vice President and Corporate Secretary
                 (PG&E Corporation)
                 Vice President and Corporate Secretary
                 (Pacific Gas and Electric Company)

Dated:  November 24, 1998